Exhibit 13.1

soliton

game-changing science,
market-building potential

Disclaimer

All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements.

Soliton is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Soliton: https://www.seedinvest.com/soliton

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Overview summary

Soliton has created a device used in conjunction with existing lasers to rapidly accelerate tattoo fading

A tattoo that would normally take 10 or more treatments to remove may now be removed in 2 to 3 treatments

Pivotal human trials are complete and FDA clearance is expected by the first half of 2019

Limited distribution will begin to KOLs in the second half of 2019, followed by broad market launch in 2020

Non-invasive cellulite treatment and acceleration of existing methods of fat removal appear possible as additional indications

Platform represents half-billion or more in revenue potential

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soliton

FOR INTERNAL USE ONLY. Do not distribute without permission.

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44 million Americans want some form of tattoo removal

Total US Adult Population	→	29% have at least one tattoo	→	63% are considering tattoo removal; 23% are “regretters”
240 million		**70 million**		**44 million**

US prospects (44 million)

So, why isn’t this already a billion dollar business?

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Current standard of care (laser removal) presents huge barriers

A complete removal for this patient could mean repeating this visit 10 or more times over the next 1 to 2 years

Dramatically reducing this timeline will truly change the game

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What limits a laser's effectiveness?

Typical laser removal takes one year or more to achieve success
Black
Red
Other
Cumulative Success Rate, %
100
80
60
40
20
0
0
5
10
15
20
No. of Treatment Sessions

Archives of Dermatology, Volume 148 (No. 12), December 2012

TRUE
LOVE

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Laser shielding limits the efficiency of lasers

Two Major Causes of Laser Shielding

Laser Energy
Epidermis
Dermis
Both superficial and deep vacuoles are formed
Affected Particles
Pigment Particles

Topmost pigment particles shield those beneath

Dermal vacuoles (temporary bubbles) reflect up to 85% of laser energy

Each office visit is limited to just one laser treatment because these dermal vacuoles can take days to resolve

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Soliton's Rapid Acoustic Pulse (RAP) technology changes all this by removing vacuoles and dispersing particles

- Electro-hydraulics (arc plasma in saline)
  - utilizes 3000 volts at 3000 amps
  - creates shockwaves from 2 to 6 MPa @ 100 Hz
- Electronic wave shaping
  - enables very high repetition rate
  - reduces unwanted frequencies that cause heat and pain
- Custom designed reflector
  - eliminates cavitation, heat, pain
  - non-focused, slightly diverging waves

- 8 patents/provisionals filed
- Worldwide exclusive license from MD Anderson
- 60601 Electrical Safety certified; 2 MOPP/MOOP
- IRB "non-significant risk" established

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Game-changing treatment enables multiple laser treatments

Soliton's RAP device enables multiple laser passes in a single office visit

This approach allows us to provide over a year's worth of treatments (per standard of care) in just 2 visits separated by 6 to 8 weeks

With further refinement of our treatment method, we see the possibility of even single-session tattoo removal

Benefits:
3 or more times faster
RAP is virtually painless
Less risk of scarring or ghosting
Overall better outcome
Lower cost to patient
Higher revenue to physician
Makes an average Q-switch laser perform better than a $250k Pico-switched laser

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Here's how Soliton RAP enables multiple laser passes

RAP shockwaves are applied
Repeat
Both superficial and deep vacuoles are removed and particles disburse

RAP removes the vacuoles created by the first laser pass and helps disperse particles

With vacuoles removed and particles disbursed, a second laser treatment is possible

The next laser pass is much more effective; can be repeated multiple times

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Remarkable clinical results

After 3 office visits, the Soliton RAP delivered 76% or greater fading in 100% of patients

Soliton outperformed laser-only 100% of the time

All patients expressed high degree of satisfaction with Soliton treatments; preference to continue with Soliton method only

Fading After 3 Treatments
100%
58.3%
25.0%
16,7%
Soliton
Laser-Only
% Subjects in Fading Category
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
1
0
2
1-24%
3
25-49%
4
50-75%
5
76-100%
Fading Category

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Leg Vine - Complete removal of treated ink after 3 treatments

Treated area

Before

After 3 Treatments

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Compared with historical controls, Soliton RAP changes the game

100
80
60
40
20
0
Cumulative Success Rate, %
0
2
5
10
15
20
No. of Treatment Sessions
Soliton (fading ≥90%)
Soliton (fading ≥75%)
Arch Derm Study, Laser-Only

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FOR INTERNAL USE ONLY. Do not distribute without permission. 13

Revenue potential

Initial opportunity:
Global market projected to be $4.8B by 2023

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Device and revenue strategy

“razor and blade” *recurring revenue model*

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Sell or lease consoles

Hand piece contains replaceable cartridge

Replaceable consumable cartridge good for one patient visit

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Management and Directors

All life science veterans

Multiple device clearances

Multiple national and international aesthetic device launches

Wally Klemp
Exec. Chairman
#1 INC 500
Startup to $.5 billion revenues

Chris Capelli, MD
President/CSO
MIT Engineer
Co-inventor of early Dexcom Technology

Brad Hauser
Independent Dir.
Allergan - CoolSculpt GM (Previously Zeltiq)
Laser Industry Veteran

Lori Bisson
EVP/CFO
Public Co veteran
Ex-Big 4 Accounting

Danika Harrison
Independent Dir.
Zeltiq Head of Marketing
Aesthetics Marketing Expert

Joe Tanner
COO
Multiple Med Devices
Contract Electronics Executive

Jon Foster
Independent Dir.
Delloitte/
Public Life Science CFO

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Our platform technology may have the potential to expand

Rapid Acoustic Pulse (RAP)
aesthetic
medical
blemish removal
body sculpting
skin rejuvenation
cancer therapy
sports medicine
interventional radiology
orthopedic
tattoo removal
cellulite/ fat removal
skin tightening
destruction of tumors
plantar fasciitis/ calcific tendinitis
peripheral artery disease
bone healing
$4+ billion market potential
$6+ billion market potential

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RAP has potential for cellulite reduction

Lack of collagen production leads to weakening of skin structure; considered a primary cause of cellulite

Animal studies show Soliton RAP dramatically stimulates new collagen production

Clinical studies using RAP to reduce cellulite are planned for this year

85% of women experience cellulite

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Accelerating fat removal

Leading fat reduction technology (CoolSculpting) was acquired for $2.4 billion

Current fat reduction techniques are limited to a 20% to 30% reduction in subcutaneous fat

Soliton RAP has been shown to destroy fat cells in animal testing

Collaborative clinical testing is under way with a multibillion-dollar global aesthetics company to test RAP's ability to accelerate current fat removal technology

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FOR INTERNAL USE ONLY. Do not distribute without permission. 20

Legal Disclaimer

This presentation contains forward-looking statements, typically identified by the use of such terms as “may,” “could,” “intend,” “anticipates,” “estimates,” “believes” or the negative of such terms and other comparable terminology. Search forward-looking statements are based upon Soliton’s current plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, but not limited to, those set forth in the “Risk Factors” section of the offering circular. Actual results could vary materially from those set forth herein.

This presentation has been prepared by Soliton, Inc. for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase securities. Any such offer will be made solely by means of the offering circular contained in a qualified offering statement. An offering statement on Form 1-A relating to these securities has been filed with the U.S. Securities and Exchange Commission, but has not yet become qualified. The information contained herein may not be used in connection with an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not qualified or any person to whom it is unlawful to make such offer or solicitation.

Soliton is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the U.S. Securities and Exchange Commission and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the U.S. Securities and Exchange Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the U.S. Securities and Exchange Commission, a copy of which may be obtained from Soliton: https://www.seedinvest.com/soliton

The RAP device will need to receive clearance from the Food and Drug Administration, or FDA, in order to be marketed in the United States. Soliton expects to submit its filing for premarket clearance approval with the FDA in the third quarter of 2018. The RAP device is dependent upon regulatory approval and will be subject to ongoing regulatory review, and any failure to secure clearance or comply with continuing regulation by the FDA or other regulatory bodies could prevent the RAP device from entering the market.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved or passed upon the accuracy or adequacy of this presentation or of the offering circular. Before investing, please carefully read the offering circular contained in the offering statement, which may be found at:

[INSERT LINK]

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Crowdfunding Script

(Voiceover) Tattoos are everywhere you look… in fact, over 70 million Americans have at least one tattoo and independent research shows that over half are considering a tattoo removal.
That’s why according to Market Research Future, the global market for tattoo removal is projected to be $4.8B by 2023.
(POV Wally) Hi, my name is Wally Klemp and I’m the executive chairman of Soliton Inc. and we believe we have the potential to become a dominant player in this multibillion dollar tattoo removal market because of our patented and virtually painless acoustic shockwave technology.
We’ve also recently discovered that our device may have the potential to reduce cellulite and blast apart fat cells, which we will explain later in this video.
We’ve spent 25 million dollars over the past 5 years developing our breakthrough technology that, in clinical trials, appears to dramatically accelerate the removal of tattoos by doing something that has never been done before in this industry.
We call this technology Rapid Acoustic Pulse or RAP, and it uses highly tuned acoustic shockwaves with enough power to literally blast apart the cellular structures that hold tattoo ink in place and to reach ink particles that today’s lasers just can’t get to on their own.
So, how much does the Soliton RAP actually improve tattoo removal?
Well on average, using the current standard of care lasers, it will take 10 or more painful treatments over a 1 to 2-year period to completely remove a typical tattoo.
Now, imagine how much better this would be if we could remove a tattoo in just 2 to 3 office visits over a 3 to 4-month period instead of 1 to 2 years.
Wouldn’t most people choose that option instead?
Of course, they would! And, that’s exactly what clinical trials of our patented shockwave technology have shown, and it’s why we believe that by removing tattoos 3 to 4 times faster than current methods, Soliton could become the new standard of care in this multibillion dollar industry.
Making this possible required new science and new technology. Our device is covered by 8 patent families, representing 38 issued or pending patents worldwide. And, that’s why it took us the last 5 years and $25 million to accomplish.
To see Soliton RAP in action and to learn more about how our device works, I encourage you to watch the more detailed videos below.
We believe our breakthrough RAP technology will change tattoo removal forever, but we also believe RAP may be able to target and treat additional indications that could dwarf the size of the tattoo removal market.
Just recently, we discovered in preclinical testing that our patented shockwave technology may have the potential to blast apart fat cells, which could make today’s most popular fat reduction technologies more effective.

This new discovery caught the attention of a multibillion dollar, global aesthetics company and since then, we have begun a collaboration trial with them using Soliton RAP to potentially accelerate their own fat reduction technology.
If Soliton RAP has the expected effect, this could form the basis for an important strategic relationship.
What we’ve also learned in our animal studies, is that our shockwave technology creates mechanical stress at the cellular level that induces significant collagen growth.
So, why is collagen growth important?
Well, increased collagen production strengthens and adds structure to the skin and therefore it has the potential to reverse or eliminate skin laxity and the appearance of cellulite.
And, cellulite reduction is, yet, another multibillion dollar market opportunity.
Soliton’s RAP technology was licensed from The University of Texas MD Anderson Cancer Center, one of the leading research centers in the world and they remain a shareholder of our Company today.
Our executive and science advisory teams, as well as our board of directors are comprised of aesthetic and medical device experts, including senior management from the makers of CoolSculpt, the fat reduction technology recently acquired by Allergan for $2.4 billion.
Over the next year and a half, our goal is to launch Soliton RAP into the tattoo removal market and position it as the new standard of care. And, if we are right about the potential to accelerate fat removal and/or the ability to reduce cellulite, we believe Soliton could become a significant acquisition target for a number of Fortune 500 companies.
All of this activity also creates an important opportunity for investors because we have decided to give all those who understand Soliton’s potential the opportunity to participate in our Nasdaq IPO, giving you the opportunity to invest and own a piece of our breakthrough shockwave technology.
However, we are limiting our offering size to a set amount and once we achieve the preset maximum, the offering will be closed, and we will no longer be able to accept IPO investments from investors like you.
So, if this looks like an opportunity you’d like to consider, please follow the instructions on this page to reserve your spot as a shareholder of Soliton.
We appreciate your taking the time to research our company and we look forward to having you join us on this exciting journey!

VIDEO WITH TEXT FOR HOMEPAGE

As you can imagine removing tattoos is big business
The industry is expected to grow to $4.8B by 2023
In just the United States alone
More than 44 million people desire some form of tattoo removal
Over the next 3-5 years, we believe we can become the dominant player
Because of our clinically proven rapid acoustic pulse (RAP) device
Today, with current standard of care lasers
An average removal will take 10-12 painful sessions over a 1-2 year period
What if our device could remove a tattoo in 2-3 sessions vs 10-12 sessions?
How many tattoo owners would choose the Soliton method instead?
We think most will and that’s why we believe that over the next 3-5 years
We can become the dominant player in this $4.8B industry
We’ve also found that our breakthrough shockwave device
Has the potential to accelerate fat and cellulite removal
This discovery caught the attention of a global aesthetics company
We are now currently in a collaboration trial with them using our device
To potentially accelerate their own fat reduction technology
We believe that we’ve barely scratched the surface
Of what our patented RAP technology can do
We’re currently evaluating the following indications for future development…
Cancer Therapy: Destruction of Tumors
Sports Medicine: Plantar Fasciitis & Calcific Tendinitis
Interventional Radiology: Peripheral Artery Disease
Orthopedic: Bone Healing
Game changing science with market-building potential.
We are Soliton!
Sign up on our site to follow our story and watch us grow!

Razor and Blade Script

It takes a tremendous amount of energy for Soliton’s RAP device to generate its acoustic shockwaves. That energy, in the range of 3,000 volts at 3,000 amps, creates an arc between two electrodes within the RAP treatment head, and it does this 100 times per second. Even though these electrodes are made of tungsten, one of the hardest metals known, they can only last so long before they must be replaced. This is why we have designed the RAP treatment head with an easily replaceable cartridge. Each cartridge will last long enough for one typical treatment session with a patient, creating an important “razor and blade” business model that will provide Soliton with a valuable recurring revenue stream.

While it required a tremendous amount of engineering to be able to easily change cartridges in such a high-energy device, the value of potentially being able to remove a tattoo in just 1/3 the time of current methods was well worth it. And, it also means that Soliton will directly benefit from each new patient attracted to the RAP method. Until now, the major players in the tattoo removal space have been limited to one-time laser sales to each clinician, and other than ongoing maintenance, they have had no way to directly benefit from the growth of that clinician’s tattoo removal business. Soliton effectively converts tattoo removal into a recurring revenue stream such that we will be aligned with the clinician to help them grow the market, and we will both benefit from that growth.

Given how much faster tattoos have been shown in clinical trials to be removed with our method, the potential exists for the clinician’s profit to be higher while the cost to the patient for a tattoo removal ends up being the same or even lower. Importantly, because the rate of progress is faster and more predictable, there should be much higher patient satisfaction and a much lower drop-out rate. Everyone wins in this scenario and Soliton’s growth isn’t limited to just how many more clinicians convert to our method.
Cellulite Script

Cellulite is a complex condition that occurs in nearly 80% of all women because of the uniqueness of their skin’s structure. Women’s skin is more flexible than men’s probably owing to the need for women to accommodate childbirth. However, as this flexible structure weakens with age, subcutaneous fat can begin to push up through openings in the structure, creating the lumpiness associated with cellulite. A critical component of the structure needed to prevent this is collagen, which is produced by fibroblasts in the dermis.

We have discovered in preclinical testing that Soliton’s RAP is capable of inducing fibroblasts to increase their production of collagen and we believe the RAP could become the first non-invasive, virtually painless method for reducing cellulite.

What you see here is a side-by-side comparison of skin, the biopsy on the left is from an untreated area and the one on the right has been treated given just one 2-minute treatment of Soliton RAP. The samples are both prepared with a stain that turns purple when in contact with old collagen and blue when in contact with new collagen. You can see from this comparison that the sample treated with Soliton RAP is filled with new collagen.

Returning to the cellulite skin model, you can see the expected effect as the return of greater collagen structure re-plumps the skin, adds structure and promotes more even skin surface, removing the appearance of cellulite. We are planning to conduct clinical trials in humans in the near future to provide a proof of concept for this multi-billion dollar indication.

Subcutaneous Fat Script

The market for reducing subcutaneous fat is considered an enormous opportunity, as evidenced by Allergan’s recent acquisition of CoolSculpt for $2.4 billion. Based on preclinical testing, we believe Soliton’s RAP has the potential to accelerate the leading technologies and improve their efficacy. And, based on this preclinical data, a multi-billion dollar global aesthetics company has asked us to test the combination of our technology with theirs. If Soliton’s RAP is found to have the anticipated effect, this could result in a company-changing event for our shareholders.

Part of what makes Soliton RAP work is something called “viscoelasticity.” Cellular structures, including fat cells, are said to be viscoelastic because if they are impacted by, say, an acoustic shockwave, they will typically deform slightly and then return back to their original “relaxed” state. This is how a typical cell behaves when it is “elastic” and the rate at which cells return to normal is called the “relaxation rate” and this is a known quantity in biomechanics. So, if you hit the same cell over and over at a rate much faster than its relaxation rate, the cell begins to stiffen and become more viscos. When that happens, the cell is then much more vulnerable and with sufficient energy, we can create irreparable damage to that targeted cell.

Current technologies for subcutaneous fat reduction have gained strong market acceptance, but they typically only achieve 20 to 30% reduction. If Soliton RAP can be shown to significantly increase that level of efficacy, it would represent a major breakthrough for the fat reduction market.